Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces March Quarter 2023 Financial Results

March quarter revenue and earnings results in-line with guidance

Record March quarter operating cash flow enabled accelerated debt reduction

Expect record June quarter revenue, mid-teens operating margin, and EPS of $2.00 to $2.25

Reiterating 2023 outlook for significant EPS growth to $5 to $6 and free cash flow of more than $2 billion

ATLANTA, Apr. 13, 2023 – Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter and provided its outlook for the June quarter 2023. Highlights of the March quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

"Thanks to the outstanding work and dedication of the Delta team, 2023 is off to a strong start. We provided well-deserved pay increases for our people and paid more profit sharing than the rest of the industry combined. Delta is building momentum, with the best people in the industry generating nearly $5 billion of operating profit over the last twelve months," said Ed Bastian, Delta's chief executive officer. “For the June quarter, we expect to deliver record revenue, and an adjusted operating margin of 14 to 16 percent with earnings per share of $2.00 to $2.25.”

“With solid March quarter profitability and a strong outlook for the June quarter, we are confident in our full-year guidance for revenue growth of 15 to 20 percent year over year, earnings of $5 to $6 per share and free cash flow of over $2 billion,” Bastian said.

March Quarter 2023 GAAP Financial Results

•	Operating revenue of $12.8 billion
•	Operating loss of $277 million with an operating margin of (2.2) percent
•	Pre-tax loss of $506 million with a pre-tax margin of (4) percent
•	EPS of ($0.57)
•	Operating cash flow of $2.2 billion
•	Payments on debt and finance lease obligations of $1.2 billion
•	Total debt and finance lease obligations of $22 billion at quarter end

March Quarter 2023 Adjusted Financial Results

•	Operating revenue of $11.8 billion, 45 percent higher than the March quarter 2022 and 14 percent higher than the March quarter 2019, including a 1 point impact from flying lower capacity than initially planned
•	Operating income of $546 million with an operating margin of 4.6 percent
•	Pre-tax income of $217 million with a pre-tax margin of 1.8 percent
•	Earnings per share of $0.25
•	Operating cash flow of $2.9 billion
•	Free cash flow of $1.9 billion
•	$9.5 billion in liquidity* and adjusted net debt of $21 billion at quarter end

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1

June Quarter and Full Year Outlook1

	2Q23 Forecast	FY 2023 Forecast[2]
Total Revenue YoY	+15% - 17%	+15% - 20%
Operating Margin	14% - 16%	10% - 12%
Earnings Per Share	$2.00 - $2.25	$5 - $6
[1] Non-GAAP measures; Refer to Non-GAAP reconciliations for comparison figures
[2] Reiteration of FY2023 guidance initially provided in December 2022

Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

Revenue Environment and Outlook

"We delivered record March quarter revenue with total unit revenue that was 16 percent higher than the same period in 2019. These results reflect the strength in the underlying demand environment and continued momentum in premium products and loyalty revenue," said Glen Hauenstein, Delta's president. "With record advance bookings for the summer, we expect June quarter revenue to be 15 to 17 percent higher on capacity growth of 17 percent year over year.”

•	Unit revenue strength continues, driven by consumer: Reflecting strong demand, March quarter advance cash bookings were nearly 20 percent higher than 2019. March quarter adjusted total unit revenue (TRASM) was up 16 percent versus 2019 and 23 percent higher versus 2022.
•	Revenue diversification continues on Premium and Loyalty momentum: Revenue from Premium products and diverse revenue streams in the March quarter was 56 percent of adjusted operating revenue. Premium revenue growth continues to outpace main cabin. Loyalty revenue improvement was driven by strong co-brand acquisitions and spend growth, with American Express remuneration for the March quarter a record $1.7 billion, approximately 38 percent higher year over year.
•	Business travel improvement led by International and small and medium-sized business demand: Small and medium business bookings stepped up in the March quarter to fully recovered versus 2019 levels. International Corporate sales* accelerated sequentially to approximately 90 percent recovered to 2019 levels, excluding China. Domestic Corporate sales* in the March quarter were approximately 85 percent recovered to 2019 levels. Recent corporate survey results indicate that 96 percent of companies expect their travel will increase or stay the same sequentially in the June quarter.

*Corporate sales include tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

“Non-fuel costs are progressing as expected. For the June quarter, we expect non-fuel unit costs to be 1 to 3 percent higher year over year," said Dan Janki, Delta’s chief financial officer. “We remain confident in our ability to deliver unit cost declines in the second half of 2023, while generating industry-leading operating margins of 10 to 12 percent for the full year.”

March Quarter 2023 Cost Performance

•	March quarter operating expense of $13.0 billion and total adjusted operating expense of $11.3 billion
•	March quarter adjusted non-fuel costs of $8.5 billion
•	March quarter non-fuel CASM was 4.7 percent higher year over year, including a 1 point impact from flying lower capacity than initially planned primarily due to winter storms
•	Adjusted fuel expense of $2.7 billion was up 30 percent compared to the March quarter 2022
•	Adjusted fuel price of $3.06 per gallon includes a refinery benefit of 25¢ per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.5, a 6 percent improvement versus 2019

2

Balance Sheet, Cash and Liquidity

"Record March quarter free cash flow of $1.9 billion enabled $1.2 billion of debt repayment and positions us to complete our full year planned debt reduction in the first half of the year,” Janki said. “We are on track to reduce leverage to 3x to 3.5x in 2023 and remain committed to returning to investment grade metrics by next year. The recent upgrades on our debt rating outlooks by S&P and Fitch recognize our continued progress on delevering our balance sheet.”

•	Adjusted net debt of $21 billion at March quarter end, a reduction of $1.3 billion from the end of 2022
•	Payments on debt and finance lease obligations of $1.2 billion in the March quarter. This included $455 million of maturities and $695 million of accelerated repurchases of debt instruments with an average interest rate of 7 percent
•	Weighted average interest rate of 4.7 percent with 85 percent fixed rate debt and 15 percent variable rate debt
•	Adjusted operating cash flow was a March quarter record of $2.9 billion, and with gross capital expenditures of $1.1 billion, free cash flow was $1.9 billion
•	Air Traffic Liability ended the quarter at $11.2 billion, up $2.9 billion compared to the end of 2022
•	Liquidity of $9.5 billion at quarter-end, including $2.9 billion in undrawn revolver capacity

3

March Quarter Highlights

Operations and Fleet

•	Earned the Cirium Platinum Award for global operational excellence as North America's most on-time airline, reflecting Delta's leading on-time performance while limiting disruption to customers
•	Achieved network system on-time arrivals of 81 percent in the quarter, the most on-time among U.S. carriers reporting to the DOT[1]
•	Named top U.S. airline by Wall Street Journal for 2022, ranking No. 1 in three of seven categories, including operations and fleet
•	Opened state-of-the-art Pratt & Whitney Geared Turbofan engine maintenance shop, supporting long-term MRO growth
•	Took delivery of 6 new aircraft in the quarter, 4 of which were A321neos

Culture and People

•	Celebrated Delta people with $563 million in profit sharing for 2022 performance, paid on Valentine’s Day
•	Honored by Fortune as one of the World's Most Admired Companies for the 10th year in a row, climbing six spots to No. 12
•	Announced a 5 percent base pay increase for eligible employees worldwide, effective April 1, 2023, maintaining our philosophy of industry-leading pay for industry-leading performance
•	Delta pilots ratified a new 4-year Pilot Working Agreement, maintaining our premium position in pilot pay
•	Ranked the top airline on Glassdoor’s “Best Places to Work" list for the seventh year
•	Announced a new pilot academy, The Delta Propel Flight Academy, offering up to $20k in financial support
•	Partnered with Operation HOPE and Fidelity Investments to help employees earn $1,000 in emergency savings as part of an educational and coaching program

Customer Experience and Loyalty

•	Welcomed 3 million new SkyMiles members in the quarter, marking a new quarterly record
•	Achieved record American Express remuneration and co-brand card acquisitions, with increasing mix of premium card acquisitions
•	Introduced fast, free Wi-Fi on Feb. 1, with full availability across Delta’s global fleet planned by the end of 2024
•	Claimed the No. 8 spot on Fast Company’s list of Most Innovative Companies in the travel category
•	In partnership with Hertz, announced enhanced SkyMiles rewards based on spend on car rentals booked on Delta.com or the Fly Delta App; SkyMiles members can also earn from bookings through Hertz channels
•	Consolidated operations in JFK to Terminal 4, with 10 new gates now open on Concourse A with upgrades from check-in to gate areas
•	Unveiled a new, state-of-the-art cargo cooler facility at JFK, the largest of its kind on-site, offering an upgraded experience for customers with temperature-sensitive cargo
•	Announced Delta will be the only U.S. carrier to offer service between Los Angeles and Auckland, New Zealand beginning this fall
•	Refreshed onboard food and beverage menu, featuring the return of the signature Delta One dessert cart, espresso martinis and premium rosé wine
•	As part of the Delta-LATAM Joint Venture, announced the launch of daily service from JFK to Rio de Janeiro starting in December 2023
•	Opened Delta's new Sky Club at Kansas City’s recently transformed international airport, deepening ties in the Midwest as the only carrier lounge at the airport

Environmental, Social and Governance

•	Improved fuel efficiency by 6 percent in the March quarter versus 2019 through fleet renewal and other sustainability initiatives
•	Outlined Delta's path to net zero-emissions and more sustainable travel by 2050, including the sustainable fuel market, innovating fleet, addressing single-use plastics and encouraging net-zero supply chains
•	Added Elizabeth City State University as a partner school in the Delta Propel Program, emphasizing Delta’s commitment to strengthening the workforce pipeline and creating equitable opportunities in aviation
•	Honored National Slavery and Human Trafficking Awareness Month this January with a variety of initiatives to educate and empower our people and our customers to take action against human trafficking
•	Presented with UNCF’s Keeper of the Flame Award for outstanding support of their mission to help historically Black colleges and universities prepare students who will become future leaders of our nation

_____________________

1Based on FlightStats data for A14 arrival system-wide for flights flown Jan. 1 – Mar. 31, 2023, compared to US carriers reporting to the DOT

4

March Quarter Results

March quarter results have been adjusted primarily for the third-party refinery sales, one-time expenses related to the new pilot agreement, unrealized gains on investments and loss on extinguishment of debt as described in the reconciliations in Note A.

	GAAP
($ in millions except per share and unit costs)	1Q23	1Q22	$ Change	% Change
Operating loss	(277)	(783)	506	65%
Operating margin	(2.2)%	(8.4)%	6.2pts	74%
Pre-tax loss	(506)	(1,200)	694	58%
Pre-tax margin	(4.0)%	(12.8)%	8.8pts	69%
Net loss	(363)	(940)	577	61%
Loss per share	(0.57)	(1.48)	0.91	61%
Operating revenue	12,759	9,348	3,411	36%
Total revenue per available seat mile (TRASM) (cents)	20.80	18.04	2.76	15%
Operating expense	13,036	10,131	2,905	29%
Cost per available seat mile (CASM) (cents)	21.25	19.56	1.69	9%
Fuel expense	2,676	2,092	584	28%
Average fuel price per gallon	3.01	2.79	0.22	8%
Operating cash flow	2,235	1,771	464	26%
Capital expenditures	1,000	1,766	(766)	(43)%
Total debt and finance lease obligations	21,958	25,557	(3,599)	(14)%

	Adjusted
($ in millions except per share and unit costs)	1Q23	1Q22	$ Change	% Change
Operating income/(loss)	546	(793)	1,339	NM
Operating margin	4.6%	(9.7)%	14.3pts	NM
Pre-tax income/(loss)	217	(1,037)	1,254	NM
Pre-tax margin	1.8%	(12.7)%	14.5pts	NM
Net income/(loss)	163	(784)	947	NM
Diluted earnings/(loss) per share	0.25	(1.23)	1.48	NM
Operating revenue	11,842	8,161	3,681	45%
TRASM (cents)	19.30	15.75	3.55	23%
Operating expense	11,296	8,954	2,342	26%
Non-fuel cost	8,506	6,858	1,648	24%
Non-fuel unit cost (CASM-Ex) (cents)	13.86	13.24	0.62	5%
Fuel expense	2,718	2,097	621	30%
Average fuel price per gallon	3.06	2.79	0.27	10%
Operating cash flow	2,942	1,758	1,184	67%
Free cash flow	1,853	197	1,656	NM
Gross capital expenditures	1,090	1,565	(475)	(30)%
Adjusted net debt	20,964	20,863	101	– %

5

About Delta Air Lines Through the warmth and service of the Delta Air Lines (NYSE: DAL) people and the power of innovation, Delta never stops looking for ways to make every trip feel tailored to every customer. More than 90,000 Delta people lead the way in delivering a world-class customer experience on over 4,000 daily flights to more than 275 destinations on six continents, connecting people to places and each other.

Delta is committed to safely serving as many as 200 million customers annually, with industry-leading customer service, innovation and reliability – recognized as North America’s most on-time airline. We’re dedicated to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and their potential.

Powered by innovative and strategic partnerships with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. It has been recognized by Cirium for operational excellence, as the top U.S. airline by the Wall Street Journal, among Fast Company's most innovative companies, the World's Most Admired Airline according to Fortune, as one of Glassdoor's Best Places to Work, and a top employer for diversity, veterans and best workplaces for women by Forbes.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of incurring significant debt in response to the COVID-19 pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely, which could compromise the data stored within them, as well as failure to comply with ever-evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects on our business of seasonality and other factors beyond our control, including severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; changes in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2023	2022	$ Change	% Change
Operating Revenue:
Passenger	$10,411	$6,907	$3,504	51%
Cargo	209	289	(80)	(28)%
Other	2,139	2,152	(13)	(1)%
Total operating revenue	12,759	9,348	3,411	36%

Operating Expense:
Salaries and related costs	3,386	2,826	560	20%
Aircraft fuel and related taxes	2,676	2,092	584	28%
Ancillary businesses and refinery	1,125	1,382	(257)	(19)%
Contracted services	1,010	753	257	34%
Pilot agreement and related expenses	864	–	864	NM
Aircraft maintenance materials and outside repairs	585	465	120	26%
Landing fees and other rents	584	504	80	16%
Depreciation and amortization	564	506	58	11%
Regional carrier expense	559	491	68	14%
Passenger commissions and other selling expenses	500	312	188	60%
Passenger service	416	275	141	51%
Aircraft rent	132	122	10	8%
Profit sharing	72	–	72	NM
Other	563	403	160	40%
Total operating expense	13,036	10,131	2,905	29%

Operating Loss	(277)	(783)	506	(65)%

Non-Operating Expense:
Interest expense, net	(227)	(274)	47	(17)%
Gain/(loss) on investments, net	122	(147)	269	NM
Loss on extinguishment of debt	(22)	(25)	3	(12)%
Pension and related (expense)/benefit	(61)	73	(134)	NM
Miscellaneous, net	(41)	(44)	3	(7)%
Total non-operating expense, net	(229)	(417)	188	(45)%

Loss Before Income Taxes	(506)	(1,200)	694	(58)%

Income Tax Benefit	143	260	(117)	(45)%

Net Loss	$(363)	$(940)	$577	(61)%

Basic Loss Per Share	$(0.57)	$(1.48)
Diluted Loss Per Share	$(0.57)	$(1.48)

Basic Weighted Average Shares Outstanding	639	637
Diluted Weighted Average Shares Outstanding	639	637

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2023	2022	$ Change	% Change
Ticket - Main cabin	$5,223	$3,448	$1,775	51%
Ticket - Premium products	4,016	2,538	1,478	58%
Loyalty travel awards	743	543	200	37%
Travel-related services	429	378	51	13%
Total passenger revenue	$10,411	$6,907	$3,504	51%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2023	2022	$ Change	% Change
Refinery	$916	$1,187	$(271)	(23)%
Loyalty program	726	571	155	27%
Ancillary businesses	231	209	22	11%
Miscellaneous	266	185	81	44%
Total other revenue	$2,139	$2,152	$(13)	(1)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q23 vs 1Q22
Revenue	1Q23 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$7,594	37%	27%	21%	7%
Atlantic	1,244	131%	38%	20%	67%
Latin America	1,132	66%	50%	33%	11%
Pacific	441	253%	79%	(19)%	97%
Total Passenger	$10,411	51%	27%	17%	18%
Cargo Revenue	209	(28)%
Other Revenue	2,139	(1)%
Total Revenue	$12,759	36%	15%
Third Party Refinery Sales	(916)
Total Revenue, adjusted	$11,842	45%	23%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022	Change
Revenue passenger miles (millions)	49,687	38,700	28%
Available seat miles (millions)	61,351	51,810	18%
Passenger mile yield (cents)	20.95	17.85	17%
Passenger revenue per available seat mile (cents)	16.97	13.33	27%
Total revenue per available seat mile (cents)	20.80	18.04	15%
TRASM, adjusted - see Note A (cents)	19.30	15.75	23%
Cost per available seat mile (cents)	21.25	19.56	9%
CASM-Ex - see Note A (cents)	13.86	13.24	5%
Passenger load factor	81%	75%	6	pts
Fuel gallons consumed (millions)	888	751	18%
Average price per fuel gallon	$3.01	$2.79	8%
Average price per fuel gallon, adjusted - see Note A	$3.06	$2.79	10%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2023	2022
Cash Flows From Operating Activities:
Net Loss	$(363)	$(940)
Depreciation and amortization	564	506
Changes in air traffic liability	2,927	2,751
Changes in profit sharing	(491)	(108)
Changes in balance sheet and other, net	(402)	(438)
Net cash provided by operating activities	2,235	1,771

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(630)	(1,276)
Ground property and equipment, including technology	(370)	(490)
Purchase of short-term investments	(999)	(226)
Redemption of short-term investments	897	1,346
Purchase of equity investments	–	(100)
Other, net	2	(3)
Net cash used in investing activities	(1,100)	(749)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(1,166)	(1,443)
Other, net	(13)	(13)
Net cash used in financing activities	(1,179)	(1,456)

Net Decrease in Cash, Cash Equivalents and Restricted Cash Equivalents	(44)	(434)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,473	$8,569
Cash, cash equivalents and restricted cash equivalents at end of period	$3,429	$8,135

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,215	$7,705
Restricted cash included in prepaid expenses and other	160	170
Other assets:
Restricted cash included in other noncurrent assets	54	260
Total cash, cash equivalents and restricted cash equivalents	$3,429	$8,135

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,215	$3,266
Short-term investments	3,396	3,268
Accounts receivable, net	3,224	3,176
Fuel inventory, expendable parts and supplies inventories, net	1,379	1,424
Prepaid expenses and other	2,187	1,877
Total current assets	13,401	13,011

Property and Equipment, Net:
Property and equipment, net	33,249	33,109

Other Assets:
Operating lease right-of-use assets	7,067	7,036
Goodwill	9,753	9,753
Identifiable intangibles, net	5,990	5,992
Equity investments	2,249	2,128
Deferred income taxes, net	432	325
Other noncurrent assets	993	934
Total other assets	26,484	26,168
Total assets	$73,134	$72,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,136	$2,359
Current maturities of operating leases	724	714
Air traffic liability	11,187	8,160
Accounts payable	4,754	5,106
Accrued salaries and related benefits	2,828	3,288
Loyalty program deferred revenue	3,685	3,434
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,003	1,779
Total current liabilities	28,417	25,940

Noncurrent Liabilities:
Debt and finance leases	19,823	20,671
Pension, postretirement and related benefits	3,730	3,707
Loyalty program deferred revenue	4,413	4,448
Noncurrent operating leases	6,877	6,866
Other noncurrent liabilities	3,614	4,074
Total noncurrent liabilities	38,457	39,766

Commitments and Contingencies

Stockholders' Equity:	6,260	6,582
Total liabilities and stockholders' equity	$73,134	$72,288

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

One-time pilot agreement expenses. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. Additionally, we recorded adjustments to other benefit-related items of approximately $130 million. Adjusting for these expenses allows investors to better understand and analyze our core cost performance.

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. During 2022, we recognized adjustments to certain of those restructuring charges, representing changes in our estimates.

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

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Operating Income/(Loss), adjusted

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in millions)	2023	2022	2022	2022	2022
Operating (Loss)/Income	$(277)	$1,470	$1,456	$1,519	$(783)
Adjusted for:
MTM adjustments and settlements on hedges	(41)	70	36	(73)	(4)
One-time pilot agreement expenses	864	–	–	–	–
Restructuring charges	–	(118)	1	(1)	(5)
Operating Income/(Loss), adjusted	$546	$1,422	$1,492	$1,445	$(793)

Twelve months ended March 31, 2023 operating income, adjusted:	$4,905

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended
(in millions)	March 31, 2023	June 30, 2022	March 31, 2022	March 31, 2019	1Q23 vs 1Q22 % Change	1Q23 vs 1Q19 % Change
Operating revenue	$12,759	$13,824	$9,348	$10,472
Adjusted for:
Third-party refinery sales	(916)	(1,514)	(1,187)	(48)
Delta Private Jets adjustment	–	–	–	(43)
Operating revenue, adjusted	$11,842	$12,311	$8,161	$10,381	45%	14%

Year Ended
(in millions)	December 31, 2022
Operating revenue	$50,582
Adjusted for:
Third-party refinery sales	(4,977)
Operating revenue, adjusted	$45,605

	Three Months Ended
	March 31, 2023	March 31, 2022	March 31, 2019	1Q23 vs 1Q22 % Change	1Q23 vs 1Q19 % Change
TRASM (cents)	20.80	18.04	16.78
Adjusted for:
Third-party refinery sales	(1.49)	(2.29)	(0.08)
Delta Private Jets adjustment	–	–	(0.07)
TRASM, adjusted	19.30	15.75	16.63	23%	16%

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Operating Margin, adjusted

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating margin	(2.2)%	(8.4)%
Adjusted for:
MTM adjustments and settlements on hedges	(0.3)	–
Third-party refinery sales	0.3	(1.2)
One-time pilot agreement expenses	6.8	–
Restructuring charges	–	(0.1)
Operating margin, adjusted	4.6%	(9.7)%

Pre-Tax (Loss)/Income, Net (Loss)/Income, and (Loss)/Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	March 31, 2023			March 31, 2023
(in millions, except per share data)	Pre-Tax (Loss)/Income	Income Tax	Net (Loss)/Income	(Loss)/Earnings Per Diluted Share
GAAP	$(506)	$143	$(363)	$(0.57)
Adjusted for:
Loss on extinguishment of debt	22
MTM adjustments and settlements on hedges	(41)
MTM adjustments on investments	(122)
One-time pilot agreement expenses	864
Non-GAAP	$217	$(53)	$163	$0.25

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2022
	Pre-Tax Loss	Income Tax	Net Loss	Loss Per Diluted Share
GAAP	$(1,200)	$260	$(940)	$(1.48)
Adjusted for:
Loss on extinguishment of debt	25
MTM adjustments and settlements on hedges	(4)
MTM adjustments on investments	148
Restructuring charges	(5)
Non-GAAP	$(1,037)	$253	$(784)	$(1.23)

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Pre-Tax Margin, adjusted

	Three Months Ended
	March 31, 2023	March 31, 2022
Pre-tax margin	(4.0)%	(12.8)%
Adjusted for:
Loss on extinguishment of debt	0.2	0.3
MTM adjustments and settlements on hedges	(0.3)	–
MTM adjustments on investments	(1.0)	1.6
Third-party refinery sales	0.1	(1.6)
One-time pilot agreement expenses	6.8	–
Restructuring charges	–	(0.1)
Pre-tax margin, adjusted	1.8%	(12.7)%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following items provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

Pilot agreement payment. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring cash flow generated by our operations.

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$2,235	$1,771
Adjustments:
Net cash flows related to certain airport construction projects and other	(28)	(13)
Pilot agreement payment	735	–
Net cash provided by operating activities, adjusted	$2,942	$1,758

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our 2023 incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net purchases/(redemptions) of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, (iv) financed aircraft acquisitions and (v) pilot agreement payment. These adjustments are made for the following reasons:

Net purchases/(redemptions) of short-term investments. Net purchases/(redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Pilot agreement payment. In March 2023, Delta pilots ratified a new four-year Pilot Working Agreement effective January 1, 2023. The agreement includes numerous work rule changes and pay rate increases during the four-year term, including an initial pay rate increase of 18%. The agreement also includes a provision for a one-time payment upon ratification in the March 2023 quarter of $735 million. We adjust for this item to provide investors a better understanding of our recurring free cash flow generated by our operations.

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$2,235	$1,771
Net cash used in investing activities	(1,100)	(749)
Adjusted for:
Net purchases/(redemptions) of short-term investments	102	(1,120)
Strategic investments and related	–	107
Net cash flows related to certain airport construction projects and other	20	188
Financed aircraft acquisitions	(137)	–
Pilot agreement payment	735	–
Free cash flow	$1,853	$197

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	March 31, 2023	December 31, 2022	March 31, 2022	1Q23 vs 4Q22 $ Change
Debt and finance lease obligations	$21,958	$23,030	$25,557
Plus: sale-leaseback financing liabilities	1,924	2,180	2,221
Plus: unamortized discount/(premium) and debt issue cost, net and other	120	138	192
Adjusted debt and finance lease obligations	$24,002	$25,349	$27,971
Plus: 7x last twelve months' aircraft rent	3,627	3,558	3,138
Adjusted total debt	$27,630	$28,906	$31,109
Less: cash, cash equivalents and short-term investments	(6,666)	(6,603)	(10,246)
Adjusted net debt	$20,964	$22,303	$20,863	$(1,339)

Operating revenue, adjusted related to premium products and diverse revenue streams

Three Months Ended
(in millions)	March 31, 2023
Operating revenue	$12,759
Adjusted for:
Third-party refinery sales	(916)
Operating revenue, adjusted	$11,842
Less: main cabin revenue	(5,223)
Operating revenue, adjusted related to premium products and diverse revenue streams	$6,619
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	56%

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

	Three Months Ended
(in millions)	March 31, 2023	June 30, 2022	March 31, 2022
Operating Expense	$13,036	$12,305	$10,131
Adjusted for:
Aircraft fuel and related taxes	(2,676)	(3,223)	(2,092)
Third-party refinery sales	(916)	(1,514)	(1,187)
Profit sharing	(72)	(54)	–
One-time pilot agreement expenses	(864)	–	–
Restructuring charges	–	1	5
Non-Fuel Cost	$8,506	$7,516	$6,858

	Three Months Ended			1Q23 vs 1Q22
	March 31, 2023	June 30, 2022	March 31, 2022	% Change
CASM (cents)	21.25	20.89	19.56
Adjusted for:
Aircraft fuel and related taxes	(4.36)	(5.47)	(4.04)
Third-party refinery sales	(1.49)	(2.57)	(2.29)
Profit sharing	(0.12)	(0.09)	–
One-time pilot agreement expenses	(1.41)	–	–
Restructuring charges	–	–	0.01
CASM-Ex	13.86	12.76	13.24	4.7%

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Operating Expense, adjusted

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Operating expense	$13,036	$10,131
Adjusted for:
MTM adjustments and settlements on hedges	41	4
Third-party refinery sales	(916)	(1,187)
One-time pilot agreement expenses	(864)	–
Restructuring charges	–	5
Operating expense, adjusted	11,296	8,954

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
(in millions, except per gallon data)	March 31, 2023	March 31, 2022	1Q23 vs 1Q22 % Change	March 31, 2023	March 31, 2022
Total fuel expense	$2,676	$2,092		$3.01	$2.79
Adjusted for:
MTM adjustments and settlements on hedges	41	4		0.05	0.01
Total fuel expense, adjusted	$2,718	$2,097	30%	$3.06	$2.79

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	March 31, 2023	March 31, 2022
Flight equipment, including advance payments	$630	$1,276
Ground property and equipment, including technology	370	490
Adjusted for:
Financed aircraft acquisitions	137	–
Net cash flows related to certain airport construction projects	(48)	(201)
Gross capital expenditures	$1,090	$1,565

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